Exhibit 99.4

Vermillion Names Valerie Palmieri CEO;

James LaFrance to continue as Chairman of Board

AUSTIN, Texas, December 16, 2014 -- Vermillion, Inc. (NASDAQ: VRML), a bio-analytic solutions company focused on gynecologic disease, today announced the next step in its expanded strategy to rebuild the company into a premier bio-analytics solutions provider with the naming current Chief Operating Officer, Valerie Palmieri to President and Chief Executive Officer, while current Chairman of the Board and CEO James LaFrance will continue to serve as Chairman. These changes are effective January 1, 2015.

“Jim and Valerie have worked in tandem for the last eight months to rebuild the Vermillion team, re-set the strategy, and create a five year operating plan that will position the Company to be a leader in the bio-analytics field,” said Eric Varma, Board member and partner at Oracle Investment Partners. “As the company re-focuses on the substantial opportunity for lab services, Valerie’s experience and expertise in this field gives Vermillion a great opportunity to realize its vision.”

Jim LaFrance stated, “As veterans in the industry, Valerie and I have known one another for more than 20 years. I was thrilled to attract her to Vermillion and have total confidence in her ability to transform the Company. As Chairman of the Board, I will continue to actively work with her and the management team to achieve the vision we have crafted together. Valerie’s passion for women’s health, coupled with her drive and management skills make her the ideal CEO to lead Vermillion.”

“I am very enthusiastic about the opportunity in front of us,” stated Valerie Palmieri.  “We have the ability to re-write the playbook on how gynecologic health issues are managed via bio-analytics. The market is substantial, fragmented and largely misunderstood. Our goal is to maximize our existing investment utilizing our current platform and intellectual property and adapt those resources to serve significantly larger markets. I am impressed and amazed at the relationships and partnerships this company has fostered. I believe we can build an organization that addresses targeted and largely unmet medical needs in the area of women’s health, which in turn will deliver growth and greatly enhance shareholder value over the long term.”

Prior to joining Vermillion as Chief Operating Officer in October, Valerie was President of Momentum Consulting and served as a strategic advisor to Vermillion for six months.  Prior to Momentum, Ms. Palmieri served as CEO/President of two healthcare startups that resulted in a successful exit for one and won her recognition as one of the “Top 10 Entrepreneurs of Springboard Enterprises” for the other.  She spent six years as National Vice President of Anatomic Pathology Operations with LabCorp, the acquiring company of Dianon Systems where she served as Senior Vice President of Operations. Under her leadership, Dianon saw a six-fold increase in its share price and was sold to LabCorp for approximately $600 million in 2003. Both Mr. LaFrance and Ms. Palmieri will be representing Vermillion at the JP Morgan Healthcare Conference in San Francisco, January 12-14.

About Vermillion

Vermillion, Inc. (NASDAQ: VRML) is dedicated to the discovery, development and commercialization of novel high-value diagnostic tests that help physicians diagnose, treat and improve outcomes for patients. Vermillion, along with its prestigious scientific collaborators, has diagnostic programs in gynecologic disease.  The company's lead diagnostic, OVA1®, is a blood test for pre-surgical assessment of ovarian tumors for malignancy, using an innovative algorithmic approach. As the first FDA-cleared, protein-based In Vitro Diagnostic Multivariate Index Assay, OVA1 represents a new class of software-based diagnostics. For additional information, including published clinical trials, visit www.vermillion.com.

Forward-Looking Statement

Certain matters discussed in this press release contain forward-looking statements that involve significant risks and uncertainties, including statements regarding Vermillion's plans, objectives, expectations and intentions. These forward-looking statements are based on Vermillion's current expectations. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. In order to comply with the terms of the safe harbor, Vermillion notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. Factors that could cause actual results to materially differ include but are not limited to: (1) uncertainty as to Vermillion's ability to protect and promote its proprietary technology; (2) Vermillion's lack of a lengthy track record successfully developing and commercializing diagnostic products; (3) uncertainty as to whether Vermillion will be able to obtain any required regulatory approval of its future diagnostic products; (4) uncertainty of the size of market for its existing diagnostic tests or future diagnostic products, including the risk that its products will not be competitive with products offered by other companies, or that users will not be entitled to receive adequate reimbursement for its products from third party payors such as private insurance companies and government insurance plans; (5) uncertainty that Vermillion has sufficient cash resources to fully commercialize its tests and continue as a going concern; (6) uncertainty whether the trading in Vermillion's stock will become significantly less liquid; and (7) other factors that might be described from time to time in Vermillion's filings with the Securities and Exchange Commission. All information in this press release is as of the date of this report, and Vermillion expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Vermillion's expectations or any change in events, conditions or circumstances on which any such statement is based, unless required by law.

This release should be read in conjunction with the consolidated financial statements and notes thereto included in Vermillion’s most recent reports on Form 10-K and Form 10-Q. Copies are available at www.sec.gov.

Investor Relations Contact

Michael Wood

LifeSci Advisors LLC

Tel: 646 597 6983

mwood@lifesciadvisors.com